Exhibit 4.6

TROVAGENE, INC. UNIT AGENCY AGREEMENT

UNIT AGENCY AGREEMENT made as of May     , 2012 (“Issuance Date”), between Trovagene, Inc., a Delaware corporation, with offices at 11055 Flintokote Avenue, San Diego, CO 92121 (“Company”), and Broadridge Corporate Issuer Solutions, Inc., with offices at 1717 Arch Street, Suite 1300, Philadelphia, PA 19103 (“Unit Agent”).

WHEREAS, the Company is engaged in a public offering (the “Offering”) of units (each a “Unit” and collectively, the “Units”), each unit consisting of two (2) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and a warrant to purchase one (1) share of Common Stock for $         per Unit, subject to adjustment as described herein (collectively, the “Units”); and

WHEREAS, the Company has filed with the Securities and Exchange Commission a Registration Statement, No. 333-180810 on Form S-1 (as the same may be amended from time to time, the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, Units, the Common Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and such Registration Statement was declared effective on       , 2012; and

WHEREAS, the Company desires the Unit Agent to act on behalf of the Company, and the Unit Agent is willing to so act, in connection with the issuance, registration, transfer, exchange and separation of the Units; and

WHEREAS, the Company desires to provide for the form and provisions of the Units, the terms upon which they shall be issued and separated, and the respective rights, limitation of rights, and immunities of the Company, the Units Agent, and the holders of the Units; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Units, when executed on behalf of the Company and countersigned by or on behalf of the Unit Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Unit Agency Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.                                       Appointment of Unit Agent.  The Company hereby appoints the Unit Agent to act as agent for the Company for the Units, and the Unit Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.                                       Units.

2.1                                 Form of Unit.  Each Unit shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the Chief Executive Officer, President, Chief Financial Officer or Treasurer, Secretary or Assistant

Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Unit shall have ceased to serve in the capacity in which such person signed the Unit before such Unit is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.  All of the Units shall initially be represented by one or more book-entry certificates (each a “Book-Entry Unit Certificate”).

2.2.                              Effect of Countersignature.  Unless and until countersigned by the Unit Agent pursuant to this Unit Agreement, a Unit shall be invalid and of no effect and may not be transferred by the holder thereof.

2.3.                              Registration.

2.3.1.                     Unit Register.  The Unit Agent shall maintain books (“Unit Register”), for the registration of original issuance and the registration of transfer of the Units.  Upon the initial issuance of the Units, the Unit Agent shall issue and register the Units in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Unit Agent by the Company.  To the extent the Units are DTC eligible as of the Issuance Date, all of the Units shall be represented by one or more Book-Entry Unit Certificates deposited with the Depository Trust Company (the “Depository”) and registered in the name of Cede & Co., a nominee of the Depository. Ownership of beneficial interests in the Book-Entry Unit Certificates shall be shown on, and the transfer of such ownership shall be effected through, records maintained (i) by the Depository or its nominee for each Book-Entry Unit Certificate; (ii) by institutions that have accounts with the Depository (such institution, with respect to a Unit in its account, a “Participant”); or (iii) directly on the book-entry records of the Unit Agent with respect only to owners of beneficial interests that represent such direct registration.

If the Units are not DTC Eligible as of the Issuance Date or the Depository subsequently ceases to make its book-entry settlement system available for the Units, the Company may instruct the Unit Agent regarding making other arrangements for book-entry settlement within ten (10) days after the Depository ceases to make its book-entry settlement available.  In the event that the Company does not make alternative arrangements for book-entry settlement within ten (10) days or the Unit s are not eligible for, or it is no longer necessary to have the Unit s available in, book-entry form, the Unit Agent shall provide written instructions to the Depository to deliver to the Unit Agent for cancellation each Book-Entry Unit Certificate, and the Company shall instruct the Unit Agent to deliver to the Depository definitive Unit Certificates in physical form evidencing such Units.  Such definitive Unit Certificates shall be in substantially the form annexed hereto as Exhibit A.

2.3.2.                     Beneficial Owner; Registered Holder.  The term “beneficial owner” shall mean any person in whose name ownership of a beneficial interest in the Units evidenced by a Book-Entry Unit Certificate is recorded in the records maintained by the Depository or its nominee.  Prior to due presentment for registration of transfer of any Unit, the Company and the Unit Agent may deem and treat the person in whose name such Unit shall be registered upon the Unit Register (“registered holder”), as the absolute owner of such Unit and of each Unit represented thereby (notwithstanding any notation of ownership or other writing on the Unit Certificate made by anyone other than the Company or the Unit Agent), for the purpose of any separation thereof, and for all other purposes, and neither the Company nor the Unit Agent shall be affected by any notice to the contrary.

2.4.                              Detachability of Securities underlying the Units.  The securities comprising the Units will not be issued separately and will be separately transferable as set forth in Section 3.2 below.

2.5                                 Uncertificated Units.  Notwithstanding the foregoing and anything else herein to the contrary, the Units may be issued in uncertificated form.

3.                                       Terms of Units.

3.1.                              Duration of Units.  A Unit may be transferable and separable only during the period (“Transfer Period”) commencing on the date that is the earlier of (i) the exercise in full of the underwriters’ over-allotment option in the Offering or (ii)         , 2012 [45 days from the date of the prospectus included in the Registration Statement] and ending at 5:00 p.m on           , 2017 (“Expiration Date”).  Each Unit not separated on or before the Expiration Date shall automatically be separable on the Expiration Date and the Unit shall be void, and all rights thereunder and all rights in respect thereof under this Unit Agreement shall cease at the close of business on the Expiration Date.

3.2                                 Separation of Units.

3.2.1.                     Separation.  A registered holder may separate a Unit by delivering, not later than 5:00 P.M., New York time, on any business day during the Transfer Period (the “Transfer Date”) to the Unit Agent at its corporate trust department (i) the Unit Certificate evidencing the Units to be separated, or, in the case of a Book-Entry Unit Certificate, the Units to be separated (the “Book-Entry Units”) shown on the records of the Depository to an account of the Unit Agent at the Depository designated for such purpose in writing by the Unit Agent to the Depository from time to time, and (ii) an election to separate the securities underlying the Units to be separated (“Election to Separate”), properly completed and executed by the registered holder on the reverse of the Unit Certificate or, in the case of a Book-Entry Unit Certificate, properly delivered by the Participant in accordance with the Depository’s procedures.

If either (A) the Unit Certificate or the Book-Entry Units, or (B) the Election to Separate, is received by the Unit Agent after 5:00 P.M., New York time, on the specified Transfer Date, the Units will be deemed to be received and separated on the business day next succeeding the Transfer Date.  If the date specified as the Transfer Date is not a business day, the Units will be deemed to be received and separated on the next succeeding day that is a business day. If the Units are received or deemed to be received after the Expiration Date, the separation thereof will be null and void.  The validity of any separation of Units will be determined by the Company in its sole discretion and such determination will be final and binding upon the registered holder or Participant, as applicable, and the Unit Agent.  Neither the Company nor the Unit Agent shall have any obligation to inform a registered holder or the Participant, as applicable, of the invalidity of any separation of Units.

3.3.                              Issuance of Certificates Representing the Securities Underlying the Units.  The Unit Agent shall, by 11:00 A.M. New York Time on the business day following the Transfer Date of any Unit, advise the Company or the transfer agent and registrar in respect of (a) the shares of Common Stock and Warrants issuable upon such separation of Units in accordance with the terms and conditions of this Agreement, (b) the instructions of each registered holder or Participant, as the case may be (to the extent different than the instructions for the delivery of the Units), with respect to delivery of the shares of Common Stock and Warrants upon such separation, and the delivery of definitive certificates evidencing the Common Stock and Warrants, as appropriate, (c) in case of a Book-Entry Unit Certificate, the notation that shall be made to the records maintained by the Depository, its nominee for each Book-Entry Unit Certificate, or a Participant, as appropriate, evidencing the shares of Common Stock and Warrants after such separation and (d) such other information as the Company or such transfer agent and registrar shall reasonably require.

The Company shall cause the Unit Agent, by 5:00 P.M., New York time, on the third business day after the Termination Date, execute, issue and deliver the shares of Common Stock and Warrants to which such registered holder or Participant, as the case may be, is entitled, in fully registered form, registered in such name or names as may be directed by such registered holder or the Participant, as the case may be, to the registered holder or Participant, as the case may be.

In lieu of delivering physical certificates representing the shares of Common Stock and Warrants issuable upon separation, provided the Company’s transfer agent is participating in the Depository’s Fast Automated Securities Transfer program, the Company shall use its reasonable best efforts to cause its transfer agent to electronically transmit the shares of Common Stock and shall use its reasonable best efforts to cause its warrant agent to electronically transmit the shares of Common Stock issuable upon exercise of the Warrants upon separation to the Depository by crediting the account of the Depository or of the Participant through its Deposit Withdrawal Agent Commission system.  The time periods for delivery described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

3.3.3.                     Valid Issuance.  All shares of Common Stock and Warrants issued upon the separation of a Unit in conformity with this Unit Agreement shall be validly issued, fully paid and nonassessable.

3.3.4.                     Date of Issuance.  Each person in whose name any such certificate for shares of Common Stock and Warrant is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Unit was required to be separated under the terms of this Agreement, irrespective of the date of delivery of any such certificate, except that, if the date of such separation is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares of Common Stock and Warrants at the close of business on the next succeeding date on which the stock transfer books are open.

3.3.5                        No Fractional Separation.  Units may be separated only in whole numbers of Units.  No fractional shares of Common Stock and Warrants are to be issued upon the separation of the Unit. If fewer than all of the shares of Common Stock or Warrants evidenced by a Unit Certificate are separated, a new Unit Certificate for the number of Units remaining shall be executed by the Company and countersigned by the Unit Agent as provided in Section 2 of this Unit Agreement, and delivered to the holder of this Unit Certificate at the address specified on the books of the Unit Agent or as otherwise specified by such registered holder. If fewer than all the Units evidenced by a Book-Entry Unit Certificate are separated, a notation shall be made to the records maintained by the Depository, its nominee for each Book-Entry Unit Certificate, or a Participant, as appropriate, evidencing the balance of the Units remaining after such separation.

3.3.6                        No Transfer Taxes.  The Company shall not be required to pay any stamp or other tax or governmental charge required to be paid in connection with any transfer involved in the issue of the shares of Common Stock or the Warrants; and in the event that any such transfer is involved, the Company shall not be required to issue or deliver any shares of Common Stock or Warrants until such tax or other charge shall have been paid or it has been established to the Company’s satisfaction that no such tax or other charge is due.

4.                                       Adjustments.

4.1                                 Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance. If, at any time while the Units are outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent separation of a Unit, the registered holder shall have the right to receive, for each Unit that would have been separable immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock, if any, of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock and Warrants for which this Unit is separable immediately prior to such Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the registered holder shall be given the same choice as to the Alternate Consideration it receives upon any separation of this Unit following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) and for which shareholders received any equity securities of the Successor Entity, to assume in writing all of the obligations of the Company under this Unit Agreement in accordance with the provisions of this Section 4.1 pursuant to written agreements and shall, upon the written request of the registered holder of a Unit, deliver to the registered holder in exchange for this Unit created by this Agreement a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Unit which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity), if any, plus any Alternate Consideration, receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock and Warrants for which the Unit is separable immediately prior to such Fundamental Transaction, plus any Alternate Consideration (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of such Unit immediately prior to the consummation of such Fundamental Transaction).  Upon the occurrence of any such Fundamental Transaction the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Unit Agent Agreement and the Unit referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Agreement and the Unit with the same effect as if such Successor Entity had been named as the Company herein.

The Company shall instruct the Unit Agent to mail by first class mail, postage prepaid, to each registered holder of a Unit, written notice of the execution of any such amendment, supplement or agreement. Any supplemented or amended agreement entered into by the successor corporation or transferee shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 4. The Unit Agent shall be under no responsibility to determine the correctness of any provisions contained in such agreement relating either to the kind or amount of securities or other property receivable upon separation of the Units or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement. The provisions of this Section 4.1 shall similarly apply to successive reclassifications, changes, consolidations, mergers, sales and conveyances of the kind described above.

4.2.                              Notices of Changes in Unit.  Upon the occurrence of any event specified in Sections 4.1, then, in any such event, the Company shall give written notice to each registered holder, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.3.                              Form of Unit.  The form of Unit need not be changed because of any adjustment pursuant to this Section 4.  However, the Company may at any time in its sole discretion make any change in the form of Unit that the Company may deem appropriate and that does not affect the substance thereof, and any Unit thereafter issued or countersigned, whether in exchange or substitution for an outstanding Unit or otherwise, may be in the form as so changed.

5.                                       Transfer and Exchange of Units.

5.1.                              Registration of Transfer.  The Unit Agent shall register the transfer, from time to time, of any outstanding Unit upon the Unit Register, upon surrender of such Unit for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer.  Upon any such transfer, a new Unit representing an equal aggregate number of Units shall be issued and the old Unit shall be cancelled by the Unit Agent.  The Units so cancelled shall be delivered by the Unit Agent to the Company from time to time upon request.

5.2.                              Procedure for Surrender of Units.  Units may be surrendered to the Unit Agent, together with a written request for exchange or transfer reasonably acceptable to Unit Agent, duly executed by the registered holder thereof, or by a duly authorized attorney, and thereupon the Unit Agent shall issue in exchange therefor one or more new Unit s as requested by the registered holder of the Unit s so surrendered, representing an equal aggregate number of Unit s; provided, however, that except as otherwise provided herein or in any Book-Entry Unit Certificate, each Book-Entry Unit Certificate may be transferred only in whole and only to the Depository, to another nominee of the Depository, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Unit surrendered for transfer bears a restrictive legend, the Unit Agent shall not cancel such Unit and issue new Unit s in exchange therefor until the Unit Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Unit s must also bear a restrictive legend.  Upon any such registration of transfer, the Company shall execute, and the Unit Agent shall countersign and deliver, in the name of the designated transferee a new Unit Certificate or Unit Certificates of any authorized denomination evidencing in the aggregate a like number of unexercised Units.

5.3.                              Fractional Units.  The Unit Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Unit Certificate for a fraction of a Unit.

5.4.                              Service Charges.  A service charge shall be made for any exchange or registration of transfer of Units, as negotiated between Company and Unit Agent.

5.5.                              Unit Execution and Countersignature.  The Unit Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Unit Agreement, the Units required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Unit Agent, will supply the Unit Agent with Unit s duly executed on behalf of the Company for such purpose.

6.                                       Intentionally Omitted

7.                                       Other Provisions Relating to Rights of Holders of Units.

7.1.                              No Rights as Stockholder.  Except as otherwise specifically provided herein, a registered holder, solely in its capacity as a holder of a Unit, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Unit Agreement be construed to confer upon a registered holder, solely in its capacity as the registered holder of a Unit, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the registered holder of the shares of Common Stock or Warrants which it is then entitled to receive upon the due separation of a Unit. A Unit does not entitle the registered holder thereof to any of the rights of a stockholder.

7.2.                              Lost, Stolen, Mutilated, or Destroyed Units.  If any Unit is lost, stolen, mutilated, or destroyed, the Company and the Unit Agent may on such terms as to indemnity (including obtaining an open penalty bond protecting the Unit Agent) or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Unit, include the surrender thereof), issue a new Unit of like denomination, tenor, and date as the Unit so lost, stolen, mutilated, or destroyed.  Any such new Unit shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Unit shall be at any time enforceable by anyone.

7.3.                              Reservation of Common Stock.  The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock and Warrant Shares that will be sufficient to permit the issuance in full of all outstanding Units issued pursuant to this Unit Agreement.

8.                                       Concerning the Unit Agent and Other Matters.

8.1                                 Concerning the Unit Agent.  The Unit Agent:

a)                                      shall have no duties or obligations other than those set forth herein and no duties or obligations shall be inferred or implied;

b)                                     may rely on and shall be held harmless by the Company in acting upon any certificate, statement, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been made or signed by the proper party or parties;

c)                                      may rely on and shall be held harmless by the Company in acting upon written or oral instructions or statements from the Company with respect to any matter relating to its acting as Unit Agent;

d)                                     May consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless by the Company in relying on the advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel;

e)                                      solely shall make the final determination as to whether or not a Unit received by Unit Agent is duly, completely and correctly executed, and Unit Agent shall be held harmless by the Company in respect of any action taken, suffered or omitted by Unit Agent hereunder in good faith and in accordance with its determination;

f)                                       shall not be obligated to take any legal or other action hereunder which might, in its judgment subject or expose it to any expense or liability unless it shall have been furnished with an indemnity satisfactory to it; and

g)                                      shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Registration Statement or this Unit Agreement, including without limitation obligations under applicable regulation or law.

8.2                               Payment of Taxes.  The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Unit Agent in respect of the issuance or delivery of shares of Common Stock and Warrants upon the separation of Units, but the Company shall not be obligated to pay any transfer taxes in respect of the Units or such shares of Common Stock or Warrants.  The Unit Agent shall not register any transfer or issue or deliver any Unit Certificate(s) or shares of Common Stock or Warrants unless or until the persons requesting the registration or issuance shall have paid to the Unit Agent for the account of the Company the amount of such tax, if any, or shall have established to the reasonable satisfaction of the Company that such tax, if any, has been paid.

8.3                               Resignation, Consolidation, or Merger of Unit Agent.

8.3.1.                  Appointment of Successor Unit Agent.  The Unit Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company.  If the office of the Unit Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Unit Agent in place of the Unit Agent.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Unit Agent or by the holder of the Unit (who shall, with such notice, submit his Unit for inspection by the Company), then the holder of any Unit may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Unit Agent at the Company’s cost.  Any successor Unit Agent (but not including the initial Unit Agent), whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority.  After appointment, any successor Unit Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Unit Agent with like effect as if originally named as Unit Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Unit Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Unit Agent all the authority, powers, and rights of such predecessor Unit Agent hereunder; and upon request of any successor Unit Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Unit Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2.                  Notice of Successor Unit Agent.  In the event a successor Unit Agent shall be appointed, the Company shall give notice thereof to the predecessor Unit Agent and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3.                  Merger or Consolidation of Unit Agent.  Any corporation into which the Unit Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Unit Agent shall be a party shall be the successor Unit Agent under this Unit Agreement without any further act.

8.3.                            Fees and Expenses of Unit Agent.

8.3.1.                  Remuneration.  The Company agrees to pay the Unit Agent reasonable remuneration in an amount separately agreed to between Company and Unit Agent for its services as Unit Agent hereunder and will reimburse the Unit Agent upon demand for all expenditures that the Unit Agent may reasonably incur in the execution of its duties hereunder.  One half of the total Unit Agent fees (not including postage) must be paid upon execution of this Unit Agreement.  The remaining half must be paid within fifteen (15) business days thereafter.  An invoice for any out-of-pocket and/or per item fees incurred will be rendered to and payable by the Company within fifteen (15) days of the date of said invoice.  It is understood and agreed that all services to be performed by Unit Agent shall cease if full payment for its services has not been received in accordance with the above schedule, and said services will not commence thereafter until all payment due has been received by Unit Agent.

8.3.2.                  Further Assurances.  The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Unit Agent for the carrying out or performing of the provisions of this Unit Agreement.

8.4.                            Liability of Unit Agent.

8.4.1.                  Reliance on Company Statement.  Whenever in the performance of its duties under this Unit Agreement, the Unit Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the President of the Company and delivered to the Unit Agent.  The Unit Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Unit Agreement.

8.4.2.                  Indemnity.  The Unit Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith.  The Company agrees to indemnify the Unit Agent and save it harmless against any and all liabilities, including judgments, claims, losses, damages, costs and reasonable counsel fees, for anything done or omitted by the Unit Agent in the execution of this Unit Agreement except as a result of the Unit Agent’s gross negligence, willful misconduct, or bad faith.

8.4.3.                  Limitation of Liability. The Unit Agent’s aggregate liability, if any, during the term of this Unit Agreement with respect to, arising from, or arising in connection with this Unit Agreement, or from all services provided or omitted to be provided under this Unit Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Company to Unit Agent as fees and charges, but not including reimbursable expenses.

8.4.4                     Disputes.  In the event any question or dispute arises with respect to the proper interpretation of this Unit Agreement or the Unit Agent’s duties hereunder or the rights of the Company or of any holder of a Unit, the Unit Agent shall not be required to act and shall not be held liable or responsible for refusing to act until the question or dispute has been judicially settled (and the Unit Agent may, if it deems it advisable, but shall not be obligated to, file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all parties interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Unit Agent and executed by the Company and each other interested party.  In addition, the Unit Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the Unit holders, as applicable, and all other parties that may have an interest in the settlement.

8.4.5                     Exclusions.  The Unit Agent shall have no responsibility with respect to the validity of this Unit Agreement or with respect to the validity or execution of any Unit (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Unit Agreement or in any Unit ; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Unit Agreement or any Unit or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

8.5.                            Acceptance of Agency.  The Unit Agent hereby accepts the agency established by this Unit Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Units separated.

9.                                      Miscellaneous Provisions.

9.1.                            Successors.  All the covenants and provisions of this Unit Agreement by or for the benefit of the Company or the Unit Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2.                            Notices.  Any notice, statement or demand authorized by this Unit Agreement to be given or made by the Unit Agent or by the holder of any Unit to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Unit Agent), as follows:

Trovagene, Inc.

11055 Flintkote Avenue

San Diego, CO 92121
Attn:                    Antonius Schuh, Chief Executive Officer

Any notice, statement or demand authorized by this Unit Agreement to be given or made by the holder of any Unit or by the Company to or on the Unit Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Unit Agent with the Company), as follows:

Broadridge Corporate Issuer Solutions, Inc.,

1717 Arch St, Suite 1300

Philadelphia, PA 19103

Attn:                    Compliance Department

with a copy in each case to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, NY 10006
Attn:                    Jeffrey J. Fessler, Esq.

and:

Aegis Capital Corp.

810 Seventh Avenue, 11th Fl

New York, NY 10019

Attn:                    Compliance Department Attn: Compliance Department

and:

ReedSmith LLP

599 Lexington Avenue

New York, NY 10022
Attn:                    Yvan-Claude Pierre, Esq.

and;

Broadridge Financial Solutions, Inc.

2 Journal Square Plaza

Jersey City, New Jersey 07306

Attention: General Counsel

9.3.                            Applicable law.  The validity, interpretation, and performance of this Unit Agreement and of the Units shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Unit Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum.  Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof.  Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4.                            Persons Having Rights under this Unit Agreement.  Nothing in this Unit Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Units and, for purposes of Sections 3.3, 9.3 and 9.8, the Underwriter, any right, remedy, or claim under or by reason of this Unit Agreement or of any covenant, condition, stipulation, promise, or agreement hereof.  The Underwriters shall be deemed to be an express third-party beneficiary of this Unit Agreement with respect to Sections 3.3, 9.3 and 9.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Unit Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Underwriters with respect to the Sections 3.3, 9.3 and 9.8 hereof) and their successors and assigns and of the registered holders of the Unit s.

9.5.                            Examination of the Unit Agreement.  A copy of this Unit Agreement shall be available at all reasonable times at the office of the Unit Agent in the city of Philadelphia, Commonwealth of Pennsylvania, for inspection by the registered holder of any Unit.  The Unit Agent may require any such holder to submit his Unit for inspection by it.

9.6.                            Counterparts.  This Unit Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7.                            Effect of Headings.  The Section headings herein are for convenience only and are not part of this Unit Agreement and shall not affect the interpretation thereof.

9.8                               Amendments.  This Unit Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Unit Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders.  All other modifications or amendments shall require the written consent of the Underwriter and the registered holders of a majority of the then outstanding Units.

9.9                               Severability. This Unit Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Unit Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Unit Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10                        Force Majeure.  In the event either party is unable to perform its obligations under the terms of this Unit Agreement because of acts of God, strikes, failure of carrier or utilities, equipment or transmission failure or damage that is reasonably beyond its control, or any other cause that is reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.  Performance under this Unit Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

9.11                        Consequential Damages.  Notwithstanding anything in this Unit Agreement to the contrary, neither party to this Unit Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

IN WITNESS WHEREOF, this Unit Agreement has been duly executed by the parties hereto as of the day and year first above written.

TROVAGENE, INC.

By:
Name:	Antonius Schuh
Title:	CEO

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:
Name:
Title: